Exhibit 99

PRESS RELEASE 2-05

LITTLE SQUAW GOLD ANNOUNCES

PRIVATE PLACEMENT COMPLETED

Spokane, WA, October 21, 2005 - Little Squaw Gold Mining Company (LITS:OTC.BB) (the Company) announced that it has closed on a direct private placement offering of its equity; the Company received $300,000. No fees or commissions were paid. The Company fulfilled the offering by the sale of 1.2 million Units of its securities at $0.25 per Unit.  The purchasers are accredited investors. Each Unit consists of one common share of the Company, and a three-year full share purchase warrant exercisable at $0.30, $0.35 and $0.40 in the respective subsequent years.

The outstanding common shares of the Company are now 16,833,420. The outstanding common shares of the Company on a fully diluted basis are 18,353,420.

The proceeds of the offering fulfill working capital needs and will also be used for fees and costs for subsequent equity or debt financing. Additional working capital is needed to explore and develop the Company’s Chandalar gold property.

The Chandalar property is located approximately 190 miles north of Fairbanks and 48 miles northeast of Coldfoot, Alaska on the Dalton highway.  Some 30 high-grade gold-bearing quartz veins and vein swarms have been identified on the Chandalar property.  Information on the Company, its Chandalar property and the gold showings thereon is available on the Company’s website at www.littlesquawgold.com. Additional information on the Company and its plans may be found in the Company’s SEC filings, specifically its Form 10-KSB/A annual report for 2004, which can also be accessed through the Company’s website.

Richard Walters, President of Little Squaw Gold Mining Company, is responsible for this news release. For further information please contact Richard Walters at (509) 624-5831, or ir@littlesquawgold.com.